EXPLANATORY NOTE

The sole purpose of this Amendment is to correct a scrivener’s error contained in the Company’s Form DEF 14A filed on March 14, 2014. In the Executive Compensation table on page 23 of the original filing, President Daigneault’s 2013 “Short-Term Bonus” is shown as “82, 037” instead of “82,037”.  As a result of a space being incorrectly inserted between “82,” and “037” the preparation software incorrectly totaled the specific components of President Daigneault’s 2013 compensation. The correct number under “Total” should be “$853,894” instead of the “$771,857” that was shown. All of the specific components of 2013 compensation shown in the original filing were correct and only the “Total” was incorrect. No other changes have been made to the Form DEF 14A, and this Amendment has not been updated to reflect events occurring subsequent to the filing of the Form DEF 14A.

March 21, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The First Bancorp, Inc., which will be held at Samoset Resort, 220 Warrenton Street in Rockport, Maine 04856, on Thursday, April 24, 2014, at 11:00 a.m. Eastern Daylight Time. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be considered and acted upon.
This year we will be voting to elect Directors, to approve (on a non-binding basis) the compensation of the Company’s executives, to select the frequency (on a non-binding basis) of future non-binding shareholder votes on the compensation of the Company's executives and to ratify the Company’s independent auditors. These matters are discussed in greater detail in the accompanying Proxy Statement. The Board of Directors unanimously recommends that you vote FOR each proposal. Your prompt completion and return of the proxy will be appreciated.
It is important that you be represented at the Annual Meeting, regardless of the number of shares that you own and whether or not you are able to attend the meeting in person. Shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not be considered as present and entitled to vote with respect to a particular matter unless the beneficial owner(s) of the shares instructs such record holder how to vote such shares.
Please take the time to review the material, mark, sign, date, and return the enclosed proxy in the envelope provided for your convenience.
If you have any questions about matters discussed in the Proxy Statement, please contact me at
207-563-3195 or 1-800-564-3195, extension 2010. Your continued support of The First Bancorp, Inc. is sincerely appreciated.

Very truly yours,

/s/ Daniel R. Daigneault
Daniel R. Daigneault
President and Chief Executive Officer

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THE FIRST BANCORP, INC.
Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, April 24, 2014
To the Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders of The First Bancorp, Inc., the one-bank holding company of The First, N.A., will be held at Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Thursday, April 24, 2014, at 11:00 a.m. Eastern Daylight Time, for the following purposes:

•	To elect as Directors of the Company the nominees listed in the enclosed Proxy Statement as noted.

•	To approve (on a non‑binding basis) the compensation of the Company’s executives.

•	To approve (on a non-binding basis) the frequency of non-binding shareholder votes on the compensation of the Company’s executives.

•	To ratify the Audit Committee’s selection of Berry Dunn McNeil & Parker, LLC as independent auditors of the Company for 2014.

•	To transact such other business as may properly come before the meeting or any adjournment thereof.
Directors are elected by the vote of the holders of a majority of the outstanding shares of stock entitled to vote at the meeting. To be approved, any other matters submitted to our Shareholders, including the ratification of Berry Dunn McNeil & Parker, LLC, as our independent auditors, require the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote.
Shares that abstain from voting as to a particular matter will be counted for purposes of determining whether a quorum exists and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. Shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not be considered as present and entitled to vote with respect to a particular matter unless the beneficial owner(s) of the shares instructs such record holder how to vote such shares. Accordingly, abstentions will have the effect of a vote against a proposal, and broker non-votes will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2014:
The First Bancorp’s Annual Report to Shareholders and Proxy Statement are available at
http://materials.proxyvote.com/31866P.
By Order of the Board of Directors

/s/ Charles A. Wootton
Charles A. Wootton, Clerk
Damariscotta, Maine
March 21, 2014
Regardless of the number of shares you own, your vote is important.
Whether or not you expect to attend the meeting, the prompt return of your proxy will save follow-up expenses and assure the proper representation of your shares.
Please mark, date, sign, and promptly return the enclosed proxy, using the postage-paid envelope provided.
You may revoke your proxy if you so desire at any time before it is voted.
THE FIRST BANCORP, INC.
Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

The First Bancorp 2014 Proxy Statement • Page 1

PROXY STATEMENT
Annual Meeting of Shareholders to be Held Thursday, April 24, 2014

This Proxy Statement is being furnished to Shareholders of The First Bancorp, Inc. (the “Company”), the parent company of The First, N.A. (the “Bank”), in connection with the solicitation of Proxies on behalf of the Board of Directors, to be used at the Annual Meeting of Shareholders of the Company to be held at Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Thursday, April 24, 2014, at 11:00 a.m. Eastern Daylight Time, and at any adjournment thereof for matters described in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to Shareholders on March 21, 2014. This solicitation is made by the Company, which will bear the expenses thereof.

The Proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted for the nominees for Directors described herein and for approval of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as Proxies; provided, however, that broker non-votes will not be voted in favor of the election of Directors. Any Shareholder giving a Proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company a written notice thereof (Charles A. Wootton, The First Bancorp, Inc., Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543); (ii) submitting a duly executed Proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Clerk notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Only Shareholders of record at the close of business on February 13, 2014 (the “Voting Record Date”) will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 10,702,564 shares of Common Stock of the Company issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented thereat.

PROPOSAL 1: ELECTION OF DIRECTORS

The First Bancorp 2014 Proxy Statement • Page 2

The health of the Company depends on a strong, independent and attentive Board. The Nominating/Governance Committee of the Board of Directors believes that it is necessary for each of the Company’s Directors to possess a considerable amount of business management and educational experience. In addition, Directors must have sound judgment, wisdom, integrity and ethics. Directors are encouraged to attend seminars and courses to enhance their directorship skills. Each of our outside Directors brings to the Company knowledge from his or her field of expertise, including leadership, finance, marketing and human resources through the management of their own companies or professional practices. These experiences provide perspective, analytical insight and objectivity when overseeing and evaluating Management. In addition, all Directors serve as referral sources for the Company’s subsidiary. All Directors of the Company also serve on the subsidiary’s Board and meet the requirements for Directors as set forth by the Office of the Comptroller of the Currency. The Board’s familiarity with the Bank’s systems and controls is crucial in maintaining the Company’s safety and soundness. In order to be a candidate for a Director of the Company, each individual must meet the following criteria:

•	Be a citizen of the United States.

•	Have the financial capacity to own and/or purchase the minimum equity interest in the Company as specified in the Company’s bylaws.

•	Be available to attend the monthly meetings of the Board of Directors and Board Committee meetings, as scheduled from time to time.

•	Have the ability and willingness to represent the interests of the Shareholders of the Company.

•	Meet any additional criteria that the Office of the Comptroller of the Currency may establish for directors of a national bank.
If any person named as nominee should be unwilling or unable to stand for election at the time of the Annual Meeting, the holder of the Proxy will vote for any replacement nominee or nominees recommended by the Board of Directors. Each person listed below has consented to be named as a nominee, and the Board of Directors knows of no reason why any of the nominees may not be able to serve as a Director if elected.
The Nominating/Governance Committee has nominated the following individuals to be submitted to a vote of the Shareholders at the meeting, each to serve (if elected) for a one (1) year term and until his or her successor is duly elected:

Katherine M. Boyd (62) has served as a Director of the Company and the Bank since 1993. A resident of Boothbay Harbor, she owns the Boothbay Region Greenhouses with her husband and she serves as CFO. Ms. Boyd is past President of the Boothbay Region YMCA and graduated with a BA from Pitzer College in 1973.
The Board concluded that Ms. Boyd is well suited to serve as a director of the Company because of her several decades of experience as the manager of a successful Coastal Maine small business.

Daniel R. Daigneault (61) has served as President, Chief Executive Officer and a member of the Board of Directors of the Company and the Bank since 1994. Mr. Daigneault has worked in banking for 35 years and has held various positions covering all aspects of banking. In addition, he is a member of a national banking chief executive officer affiliation program that provides him broad exposure to industry issues, trends and best practices. Prior to being employed by the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine. He is a member of the University of Maine Board of Visitors.
The Board concluded that Mr. Daigneault is well suited to serve as a director of the Company because of his extensive community banking experience in all areas spanning more than three decades.

The First Bancorp 2014 Proxy Statement • Page 3

Robert B. Gregory (60) has served as a Director of the Company and the Bank since 1987 and served as Chairman of both the Company and the Bank from September 1998 to April 2007. Mr. Gregory has been a practicing attorney since 1980, first in Lewiston, Maine and since 1983 in Damariscotta, Maine. In addition, he and his wife Sim serve as advisors to the Bowdoin Christian Fellowship.
The Board concluded that Mr. Gregory is well suited to serve as a director of the Company because of his legal expertise and extensive transactional experience in financial, banking, and commercial real estate matters.

Tony C. McKim (46) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank upon completion of the mergers of FNB Bankshares (“FNB”) and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the mergers, Mr. McKim was President and Chief Executive Officer of FNB and its subsidiary. Mr. McKim is involved in several local associations, including Harbor House, The Maine Seacoast Mission, Jackson Laboratory, Acadian Youth Sports, as well as the Maine Bankers Association and is a member of the Government Relations Council of the American Bankers Association.
The Board concluded that Mr. McKim is well suited to serve as a director of the Company because of his experience as the former CEO of FNB Bankshares and more than two decades in bank management.

Carl S. Poole, Jr. (68) has served as a Director of the Company since its organization in 1985 and has served as a Director of the Bank since 1984. Mr. Poole was President, Secretary and Treasurer of Poole Brothers Lumber, a lumber and building supply company with locations in Damariscotta, Pemaquid and Boothbay Harbor, Maine until the sale of the company in October 2005.
The Board concluded that Mr. Poole is well suited to serve as a director of the Company because of his financial background stemming from years of experience running a retail business from multiple locations.

Mark N. Rosborough (65) has served as a Director of the Company and the Bank since completion of the mergers of FNB and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the mergers, Mr. Rosborough served as Chairman of the Board of Directors of FNB and its subsidiary. Mr. Rosborough is President of J. T. Rosborough Insurance Agency. He is also a partner in Rosborough Rentals, Penrose and TISA. He currently serves on the Ellsworth Economic Development Board and is Treasurer of The Open Door Recovery. He has served on the Ellsworth City Council, the Ellsworth Chamber of Commerce, as well as the Hanover Insurance Company Advisory Board, the Acadia Insurance Advisory Board and the American Red Cross for Hancock and Waldo Counties.
The Board concluded that Mr. Rosborough is well suited to serve as a director of the Company because of his experience as the former Chairman of FNB Bankshares and his overall banking expertise and knowledge.

Cornelius J. Russell (50) was nominated by the Nominating Committee to serve as a Director of the Company and the Bank in February 2014. A second-generation hotelier, Mr. Russell began his career in 1987 with Ocean Properties Ltd. and has held management positions at multiple hotels in Maine, New Hampshire, Colorado, Arizona and Florida. He has been the General Manager at the Samoset Resort since 1999 where he has overseen numerous multi-million dollar capital improvement projects, most recently overseeing the construction of La Bella Vita Ristorante, Enoteca wine bar, The Spa and Luxury guest cottages. Mr. Russell’s service on several boards of directors includes Past Presidency of the Maine Innkeeper’s Association and Penobscot Bay Regional Chamber of Commerce, New England Inns and Resorts Association, Maine State Chamber of Commerce, and the Penobscot Bay Healthcare Board of Trustees. He was awarded the 2010 Innkeeper of the Year by the Maine Innkeepers Association. Mr. Russell graduated with a B.S. degree in Resource Economics from the University of Maine.
The Board concluded that Mr. Russell is well suited to serve as a director of the Company because of his varied experience in retail, lodging and hospitality services.

The First Bancorp 2014 Proxy Statement • Page 4

Stuart G. Smith (60) has served as a Director of the Company and the Bank since 1997 and served as Chairman of both the Company and the Bank from May 2007 to April 2013. A resident of Camden, he and his wife, Marianne, own and operate Maine Sport Outfitters in Rockport and Camden, the Lord Camden Inn, the Grand Harbor Inn, and Bayview Landing in Camden, as well as the Breakwater Marketplace in Rockland. They are also part owners of the Rockland Harbor Park Center. Currently Mr. Smith is a board member of the nonprofit Camden International Film Festival, and the nonprofit Mid Coast Recreation Center. Mr. Smith holds a BS in economics and history from Duke University and a Master of Environmental Studies from Duke University School of Forestry and Environmental Science. He has served for ten years on the public school board of SAD 28 and The Five Town CSD school board as both a director and chairperson, serving on budget and finance committees, labor negotiations, compensation, planning and facility development and management. He has also served as a board member and president of the Camden, Rockport, Lincolnville Chamber of Commerce and the Camden Area YMCA.
The Board concluded that Mr. Smith is well suited to serve as a director of the Company because of his varied experience in retail, lodging and hospitality services, as well as real estate development and management.

David B. Soule, Jr. (68) has served as a Director of the Company and the Bank since 1989 and has served as Chairman of both the Company and the Bank since April 2013. Mr. Soule has been practicing law in Wiscasset since 1971. Mr. Soule’s law firm focuses on real estate, including land conservation, bank financing and real estate closing; in addition he deals with trusts and estate planning and represents small businesses. He served two terms in the Maine House of Representatives, is a past President of the Lincoln County Bar Association and is a former Public Administrator for Lincoln County. He served as Trustee of the Wiscasset Public Library and as Selectman, Planning Board Chair and other volunteer positions with the Town of Westport. Mr. Soule is a currently a director of the Maine Wilderness Watershed Trust and Trustee of the Morse High School Scholarship Fund.
The Board concluded that Mr. Soule is well suited to serve as a director of the Company because of his four decades as a practicing attorney and extensive knowledge of corporate governance, gained through his chairmanship of the Company’s Audit Committee for many years.

Bruce B. Tindal (63) has served as a Director of the Company and the Bank since 1999. Mr. Tindal has been a licensed real estate broker since 1974. Mr. Tindal formed and is owner of Tindal & Callahan Real Estate in Boothbay Harbor, which has been in operation since 1985. He currently serves on the Boothbay Regional Land Trust Board of Advisors. Mr. Tindal is also a member of the National Association of Realtors, Council of Residential Specialists, Real Estate Buyers Agent Council and the Boothbay Harbor Rotary Club.
The Board concluded that Mr. Tindal is well suited to serve as a director of the Company because of his in-depth knowledge of the coastal Maine real estate market and trends.

* Directors’ ages are as of December 31, 2013.

In order to be elected a Director of the Company, a nominee must receive the affirmative vote of the holders of a majority of the shares of Company’s Common Stock outstanding on the Voting Record Date. Broker non-votes or abstentions will not be counted as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 1

The First Bancorp 2014 Proxy Statement • Page 5

About the Board of Directors and Its Committees

As of the date of this Proxy Statement, The First Bancorp, Inc. had a Board comprised of ten Directors. During 2013 there were nine regular Board meetings, and one Annual Meeting. After each regular Board meeting time is provided for an executive session without Management present. The Board’s Attendance Policy states that all members of the Board are strongly encouraged to attend each meeting of the Board and Committees on which they serve. All Directors attended at least 75% of Board meetings and meetings held by Committees of which they were members in 2013. The aggregate attendance at Board and Committee meetings by all members of the Board of Directors and its Committees in 2013 was in excess of 90%. All Directors except Director Russell are expected to attend the 2014 Annual Meeting of Shareholders, and all Directors were in attendance at the 2013 Annual Meeting.

Although the Company does not have a formal policy with respect to diversity, the Board and the Nominating/Governance Committee believe it is essential that the Board members represent diverse view points (such as gender, race, national origin and education as well as professional experience), and consider each nominee’s/Director’s credentials, competencies and skills as well as the candidate’s area(s) of qualifications and expertise that would enhance the Board’s composition and effectiveness.

Audit Committee. The members of the Company’s Audit Committee for 2014 are Mark N. Rosborough - Chairman, Robert B. Gregory and David B. Soule, Jr. This Committee met four times during 2013. The Company’s Audit Committee receives and reviews reports on examinations and accounting audits of the Company, and works to ensure the adequacy of operating practices, procedures and controls. The Company’s Board of Directors has adopted a written charter for the Company’s Audit Committee, which was published in the Company’s 2004 Annual Proxy Statement and can be found on the Company’s website www.thefirstbancorp.com. The 2013 report of the Audit Committee can be found on page 39 of this document.

Nominating/Governance Committee. The members of the Company’s Nominating/Governance Committee are Mark N. Rosborough - Chairman, Carl S. Poole, Jr. and Stuart G. Smith. This Committee met three times during 2013. As stated in the Nominating/Governance Committee Charter adopted on February 19, 2004, the Committee is responsible for the nomination of Board of Director members, establishing the tenure and the retirement policies for members of the Board of Directors and reviewing their overall effectiveness. The charter can be found on the Company’s website www.thefirstbancorp.com. Under the Company’s Bylaws, if a Shareholder wishes to nominate a Director, he or she must be a Shareholder of record and have continuously held at least $2,000 in market value of the Company’s Common Stock (as determined by the President) for at least one year as of the date of submittal of such proposal and must continue to hold those securities through the date of such annual meeting. The Committee will also consider if a proposed candidate meets the criteria set forth on page 3 of this document. Each member of the Nominating/Governance Committee is independent as defined under the listing standards of the NASDAQ stock market.

Compensation Committee. The Company’s Compensation Committee is a standing committee of the Bank’s Board of Directors since all executive compensation is paid by the Bank. The Committee consists of Bruce B. Tindal - Chairman, Carl S. Poole, Jr., Mark N. Rosborough and Stuart G. Smith. This Committee met three times during 2013. No Director of the Bank or the Company serves as a Director on the board of any other corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940, as amended. The function of this Committee is to establish the compensation of the Chief Executive Officer and to review and approve the compensation of other Senior Executive Officers. The Compensation Committee Charter adopted in 2013 can be found in the this Annual Proxy Statement and on the Company’s website www.thefirstbancorp.com. The Compensation Committee's report for 2013 can be found on page 31 of this document.

The First Bancorp 2014 Proxy Statement • Page 6

In addition to the Compensation Committee, there are five other standing committees of the Bank’s Board of Directors: Executive, Audit, Asset/Liability, Trust and Directors’ Loan. Certain members of Management also serve on some committees of the Bank. There are no family relationships among any of the Directors of the Company. Except as set forth in the merger agreement between the Company and FNB, in which it was specified that Messrs. McKim and Rosborough and one additional person to be named later will be added to the Company’s Board of Directors, there are no arrangements or understandings between any Director and any other person pursuant to which that Director has been or is to be elected.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of the Compensation Committee was, or ever has been, an officer or employee of the Company or the Bank. All Committee members are customers of and engage in transactions with the Bank in the ordinary course of business. As described in “Certain Relationships and Related Transactions”, all loans to such individuals were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and, in the opinion of Management, did not involve more than the normal risk of collectability or present other unfavorable features.

Director Independence

The Board reviewed the independence of the Company’s Directors in January 2014 based on NASDAQ standards. In this review, the Board considered transactions and relationships between each Director (and any member of his or her immediate family) and the Company or the Bank and between certain entities in which any Director or any immediate family member has certain interests, on the one hand, and the Company or the Bank, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the Director is independent under NASDAQ rules. As a result of the review, the Board affirmatively determined that as of January 2014 all of the Directors are independent of the Company and the Bank under NASDAQ rules with the exception of President Daigneault and EVP McKim.

Risk Oversight

The Board takes an active role as a whole and also at the committee level in overseeing management of the Company’s risk. The Board regularly reviews information regarding the Company’s liquidity and operations as well as the risks associated with each. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risk. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation practices and plans. The Asset/ Liability Committee is responsible for overseeing financial risk. The Audit Committee oversees reports from examiners and auditors of both the internal audit function and independent outside auditors and federal regulators. The Directors’ Loan Committee monitors lending policies to ensure they are adequate and that the lending function follows sound practices. The Trust Committee reviews activities of the Trust and Investment Department to ensure that all trust functions are conducted in accordance with Bank policy, applicable laws and regulations and in a sound manner consistent with fiduciary standards and duties. The Nominating/Governance Committee manages risk associated with the independence of the Board of Directors and potential conflicts.

The First Bancorp 2014 Proxy Statement • Page 7

Leadership Structure

The Company believes that having an independent Director serving as Chairman of the Board is prudent. The Chairman of the Board is elected by a vote of the Directors to serve a one-year term with a maximum appointment of eight terms. The Chief Executive Officer serves on the Board of Directors; however, his main focus is to provide leadership to the Company for accomplishing the directives established by the Board of Directors and is responsible for the general administration, oversight, care and management of all property and business of the Company, and for all of its departments as well as full authority over all officers, managers and employees.

Code of Ethics

The Company’s Code of Ethics for Senior Financial Officers, which was adopted by the Board of Directors on June 19, 2003, and the Company’s Code of Business Conduct and Ethics, which was adopted by the Board of Directors on April 15, 2004, are incorporated in the Company’s 2006 Annual Report on Form 10-K as Exhibits 14.1 and 14.2, respectively. They are available on the Company’s website at www.thefirstbancorp.com, and a copy may be obtained, free of charge, by written request to the Company.

Audit Committee Financial Expert

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission, the Company is required to disclose whether it has at least one “Financial Expert” serving on its Audit Committee and if so, the name of the expert and whether the expert is independent of Management. A company that does not have an Audit Committee Financial Expert must disclose this fact and explain why it has no such expert.
At the present time, the Company’s Audit Committee does not have a member who meets the Securities and Exchange Commission’s complete definition of a financial expert. It is the opinion of the Company’s Board of Directors, however, that the Company addresses its audit functions with a depth of penetration and rigor that meets the intent of the requirements of the Sarbanes-Oxley Act for the following reasons:

•
The Company is a one-bank holding company owning all of the capital stock in the Bank. All Directors of the Bank meet the requirements and qualifications imposed by the Office of the Comptroller of the Currency, the Bank’s principal regulator, which conducts regular supervisory examinations of the Bank. In addition to requiring knowledge of the banking industry and the financial regulatory system, these qualifications require a “background, knowledge, and experience in business or another discipline to oversee the Bank.”

•
All members of the Audit Committee of the Bank and the Company are independent Directors, as defined by the Securities and Exchange Commission and NASDAQ. The three members operate their own businesses and have knowledge of accounting for both their own businesses as well as for the Bank and the Company. The members of the Audit Committee have considerable experience as Directors of the Bank and the Company.

•
Internal audit work of the Bank and the Company is outsourced to a professional firm which conducts all internal audits except for loan review, for which a second professional firm performs quality control loan review. Both firms provide detailed periodic reports to the Audit Committee and the Directors’ Loan Committees, respectively.

•
The Bank is a highly regulated entity which undergoes regular and thorough examination by the Office of the Comptroller of the Currency, with additional oversight by the Federal Deposit Insurance Corporation. The Company is a “Financial Holding Company” as defined by the Federal Reserve Board and as such is regulated and regularly examined by the Federal Reserve Board.

•	The Company also continuously reviews, at its own initiative, the expertise of the members of its Board of Directors and its Audit Committee.

The First Bancorp 2014 Proxy Statement • Page 8

Security Ownership of Directors, Management and Principal Shareholders

The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of February 13, 2014 by (i) each person known by the Company to own beneficially more than 5.0% of the Company’s Common Stock, (ii) each nominee for Director of the Company, (iii) the Named Executive Officers, and (iv) all Executive Officers and Directors of the Company as a group. Except as otherwise indicated below, each of the Directors and Executive Officers owning more than five percent of the Company’s stock has sole voting and investment power with respect to all shares of stock beneficially owned as set forth opposite his or her name.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class
Common Stock	Katherine M. Boyd	35,280[1]	3,457[2]			*
Common Stock	Daniel R. Daigneault	176,158[1]	22,000[2]	15,000[4]	5,388[8]	2.04%
Common Stock	Robert B. Gregory	44,201[1]	6,492	4,000[5]		*
Common Stock	Tony C. McKim	82,122[1]				*
Common Stock	Carl S. Poole, Jr.	275,998[1]	2,640[2]			2.6%
Common Stock	Mark N. Rosborough	136,548[1]	4,642[2]	3,621[6]	3,621[7]	1.39%
Common Stock	Cornelius J. Russell	-				*
Common Stock	Stuart G. Smith	112,121[1]	456[2]			1.05%
Common Stock	David B. Soule, Jr.	23,157[1]	3,500[2]	225[3]		*
Common Stock	Bruce B. Tindal	23,132[1]	1,000[2]			*
Common Stock	Susan A. Norton	23,343[1]	6,000[4]			*
Common Stock	F. Stephen Ward	46,118[1]	5,000[4]			*
Common Stock	Charles A. Wootton	22,163[1]	10,000[4]			*
Total Ownership of all Directors and Executive Officers as a Group					1,114,413	10.41%
Owners of 5%	BlackRock Fund Advisors[9]				541,625	5.08%
or More	400 Howard Street, San Francisco, California

1 Direct holdings including sole ownership, joint ownership, DRIP, ESPP, Grants and 401(k) Shares
2 Spouse’s holdings
3 Company’s holdings
4 Vested options
5 Trustee for First Fruit Foundation
6 Trustee for Anna Batchelor TR
7 Trustee for Sam Batchelor TR
8 POA for Alice Daigneault
9 Information regarding BlackRock Fund Advisors is based solely upon information obtained from NASDAQ

* Less than one percent of total outstanding shares

The First Bancorp 2014 Proxy Statement • Page 9

Executive Officers

Each Executive Officer of the Company and the Bank is identified in the following table, which also sets forth their respective offices and periods served as an Executive Officer of the Company or the Bank. The ages shown are as of December 31, 2013.

Name	Office & Position	Period Served

Daniel R. Daigneault	President & Chief Executive Officer of the Company and the Bank	1994 to date
Tony C. McKim	Executive Vice President & Chief Operating Officer of the Company and the Bank	2005 to date
F. Stephen Ward	Treasurer, Executive Vice President & Chief Financial Officer of the Company and the Bank	1993 to date
Charles A. Wootton	Executive Vice President and Clerk of the Company, Executive Vice President and Senior Loan Officer of the Bank	2000 to date
Susan A. Norton	Executive Vice President, Human Resources and Compliance Officer of the Bank	2002 to date
Richard M. Elder	Senior Vice President, Retail Services of the Bank	2002 to date
Steven H. Poulin	Senior Vice President, Senior Credit Officer of the Bank	2012 to date

Daniel R. Daigneault (61) has served as President, Chief Executive Officer and a member of the Board of Directors of both the Company and the Bank since 1994. Prior to being employed by the Company and the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine.
Tony C. McKim (46) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank with the merger of FNB Bankshares on January 14, 2005. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB Bankshares and The First National Bank of Bar Harbor beginning in 2000.
F. Stephen Ward (60) has served as Treasurer and Chief Financial Officer of the Company since 1994 and as Chief Financial Officer of the Bank since 1993. In 2005, Mr. Ward was promoted to Executive Vice President. Mr. Ward has been employed by the Bank since 1990 and served as Marketing Officer from 1990 to 1993.
Charles A. Wootton (57) has been employed by the Bank since January 2000. In 2001, Mr. Wootton was promoted to Senior Vice President of Banking Services and Senior Loan Officer. In 2005, Mr. Wootton was promoted to Executive Vice President. From 1981 to 2000 Mr. Wootton was employed by Camden National Bank, serving as branch manager, commercial loan and business development officer, becoming Vice President responsible for branch administration in 1996.
Susan A. Norton (53) has been employed by the Bank since 1992 and was promoted to Senior Vice President, Human Resources and Compliance in 2005. In January 2009, Ms. Norton was promoted to Executive Vice President. Ms. Norton has also served as Assistant Compliance Officer and Education Officer. She currently holds the position of CRA Officer and Compliance Officer for the Company and is certified as a Senior Professional in Human Resources.
Richard M. Elder (48) has been employed by the Bank since 1993. In 2001, Mr. Elder was promoted to Vice President of Retail Services and in 2005, Mr. Elder was promoted to Senior Vice President. Mr. Elder previously served as Manager of the Bank’s Boothbay Harbor branch and Senior Commercial Loan Officer.
Stephen H. Poulin (58) has been employed by the Bank since 2002. In February of 2012, Mr. Poulin was promoted to Senior Vice President – Senior Credit Officer. Mr. Poulin previously served as Vice President, Senior Business Relationship Officer, in the Bank’s Rockport and Damariscotta offices.

There are no family relationships among any of the Executive Officers, nor are there any arrangements or understandings between any Executive Officer and any other person pursuant to which that Executive Officer has been or is to be elected.

The First Bancorp 2014 Proxy Statement • Page 10

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of the Board of Directors of The First Bancorp, Inc. oversees the Company’s executive compensation program. The Committee consists solely of “Independent Directors”, i.e., those Directors who are neither officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment to carry out the responsibilities of a Director and who are otherwise “independent” under the rules of the NASDAQ Stock Market, Inc.
The Committee has the direct responsibility to:

1.
Review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives and determine the CEO’s compensation level based on this evaluation. The corporate goals which are developed to encourage Management to not take undue or excessive risk are established jointly between the Compensation Committee and the CEO and are driven by the Company’s strategic plan and annual operating budget. In addition to the Company-wide goals, the Committee and the CEO jointly agree on individual performance goals for the CEO. Examples of these goals, which may vary from year to year, include the Company’s earnings targets, loan and deposit growth objectives, risk management analysis, as well as specific individual goals such as implementing components of the approved strategic plan and leadership development.

2.	Review and approve the compensation of all other Executive Officers of the Company with recommendations and input from the CEO.

3.
Review and approve grants, awards and issuances under, or any material amendment of, the equity based long-term and short-term incentive plans, which are described below. In consultation with Management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

4.	Establish and review FNLC stock ownership guidelines for the CEO and other Executive Officers of the Company.

5.	Review and approve any severance or similar termination payments proposed to be made to any current or former Executive Officer of the Company, and any agreements providing for such payments.

In 2008, the Company’s Shareholders approved the Company’s participation in the Capital Purchase Program (CPP) offered by the United States Department of the Treasury. As a participant in this program, the Company was subject to certain restrictions on executive compensation which applied to Senior Executive Officers (“SEOs”) of public or private institutions that participated in the CPP. SEOs included the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the three most highly compensated Executive Officers other than the CEO and CFO as determined by compensation at the time the Company entered into the program. The officers affected were Messrs. Daigneault, Ward, McKim and Wootton and Ms. Norton. The specific compensation limits under the CPP and the Company’s compliance with them are detailed below:

1.
Limits on Incentives Tied to Unnecessary and Excessive Risk: In accordance with the CPP guidelines, in 2013 the Compensation Committee met once with the Company’s Senior Risk Officer, Mr. Daigneault, to discuss the Company’s compensation programs and whether they present or encourage the exposure of the Company to unnecessary and excessive risk. These discussions were held at the committee’s meeting on April 18, 2013. The Company received approval to repurchase the preferred stock issued under the CPP on May 3, 2013, so a second risk-related meeting of the Compensation Committee was not required in 2013. The Senior Risk Officer

The First Bancorp 2014 Proxy Statement • Page 11

is the employee principally responsible for risk monitoring and oversight. Other employees who are involved in monitoring risk, such as the Chief Financial Officer, the Chief Operating Officer, the Senior Loan Officer, and the Compliance Officer, report directly to the Senior Risk Officer with respect to such matters. In 2012, the Company added additional risk controls at the Bank level including the creation of an Officers Loan Committee to review larger credit decisions, a lower threshold at which a proposed loan needs Board approval, and an executive session between the Senior Credit Officer and the Directors Loan Committee following each Directors Loan Committee meeting.

2.
Restrictions on Payment of Incentive Compensation: The CPP prohibited the Company from paying any incentive compensation to the SEOs other than “long-term restricted stock” meeting certain criteria and limitations. Thus, the SEOs were not eligible, while the Company remained a CPP participant, to receive cash bonus compensation or stock options.

3.
Clawback Provision: As required under the CPP, any bonus or incentive compensation paid to a SEO may be recovered if the bonus or incentive was based on financial statements or other performance metric criteria later found to be materially inaccurate. This provision applies to all SEOs, irrespective of whether the SEO had any role in the inaccuracy.

4.
Prohibition on Severance Payments: Under the CPP, the Company may not enter into agreements with any of its SEOs providing for severance payments. As noted elsewhere in the proxy statement, FNBBH had entered into a severance agreement with Mr. McKim in 2000 which became an obligation of the Company by virtue of the merger of FNBBH into the Company in 2005. No other agreements providing for severance payments to an SEO by the Company are in place.

5.	Deductibility Under Section 162(m): The CPP imposes stricter rules on the tax deductibility of compensation under new Code Section 162(m)(5).

As of May 3, 2013, the Company was no longer subject to the rules of the CPP program as the Company was approved on that date to repurchase all remaining outstanding preferred stock that had been issued under the CPP to the Department of the Treasury.

Philosophy of Our Executive Compensation Program

The Company recognizes that the attraction and retention of high-performing employees are among the key components of the organization’s past performance and future success. In support of that objective, the Compensation Committee believes that the most effective executive compensation program is one that rewards annually the achievement of established long-term and strategic goals, and aligns executives’ interests with those of Shareholders and the long-term interests of the Company. The Committee evaluates both performance and compensation of our executives relative to the compensation paid to similar executives at comparably sized and similarly performing banks. Our goal is to maintain an appropriate relationship between the compensation of our executives and the Company’s performance. The overall objectives of our compensation program are:

a)	To provide both short-term and long-term alignment between pay and performance;

b)	To align executive interests with those of Shareholders;

c)	To remain competitive within the relevant marketplace in terms of total compensation; and

d)	To enable the Company to attract, retain, and motivate top talent.

The elements of our compensation program are discussed in more detail below, but in summary, the elements of our program are as follows:

a)
Base Pay will target slightly above the market median (55th to 75th percentile) of the Company’s peer group, established by Pearl Meyer & Partners and described below, and will reflect the individual executive’s role, experience and contribution to the Company.

b)	Short-term incentives will reflect annual goals related to the Company’s profitability and asset quality as well as the achievement of individual goals for each named executive.

The First Bancorp 2014 Proxy Statement • Page 12

c)
Long-term incentives which focus on achievement of longer-term objectives and reduce incentives driven by short-term developments may be awarded on an annual basis and are intended to promote the retention of the executive team.

d)	The Committee will determine an appropriate mix of base pay, short-term and long-term incentives based on the executive’s position and tenure in the Company.

e)	Other benefits will be competitive and appropriate to retain and attract talented individuals.

f)
All elements of our compensation are evaluated by the Compensation Committee to ensure they are not designed to encourage or incentivize Management to cause the Company to take excessive or undue risk.

g)
In addition to the compensation program, the Compensation Committee has also established stock ownership guidelines for the CEO and other Senior Executive Officers (SEOs). These ownership guidelines further align the SEO's performance with the long term goals of the Company.

Total compensation is expected to vary each year, and evolve over the long-term to reflect our performance relative to our peers and the industry with corresponding returns for our Shareholders.

Considerations in Determining Executive Compensation

In 2013, Pearl Meyer & Partners, a consulting firm specializing in compensation and benefits for financial institutions, conducted a comprehensive total senior executive compensation analysis for the Company. The peer group utilized by the Company was publicly traded non-metropolitan bank holding companies located in New England, New York and Pennsylvania. The results of this review were used to guide the Committee’s refinement of the Company’s compensation philosophy and resulting compensation programs for senior executives.

Compensation Benchmarking: Understanding and having a comparative analysis of the compensation of senior banking executives in the banking industry is a key element considered by the Committee in making compensation decisions. Similar to the Company’s past internal practices, Pearl Meyer & Partners assisted the Committee with defining a peer group of institutions of similar asset size and regional location. The peer group includes the two comparable banks located in the state of Maine and other banks located in similar non-metropolitan areas in the Northeast. The comparable companies are reviewed annually and may change slightly depending on changes either in the market or in the peer group banks themselves. The peer group targets approximately 20 institutions ranging from two-thirds to two times the Company’s size in terms of assets. The overall objective is to position the Company at approximately the median salary levels of the peer group. Performance factors will also be taken into account should a company in the peer group have performance that varies greatly from that of the group and/or the Company. We may discount a defined peer bank or drop a company from the group should performance vary widely. The peer group used for 2013 was as follows:

Financial Institutions, Inc.	Camden National Corporation
United Financial Bancorp, Inc.	Arrow Financial Corporation
ESB Financial Corporation	CNB Financial Corporation
Enterprise Bancorp, Inc.	Bridge Bancorp, Inc.
Suffolk Bancorp	Merchants Bancshares, Inc.
ESSA Bancorp, Inc.	Bar Harbor Bankshares
Westfield Financial, Inc.	Chemung Financial Corporation
Hingham Institution for Savings	Citizens & Northern Corporation
New Hampshire Thrift Bankshares, Inc.	Penns Woods Bancorp, Inc.
Orrstown Financial Services, Inc.	Evans Bancorp, Inc.

The First Bancorp 2014 Proxy Statement • Page 13

In addition to the peer group, the consultant included data from other industry data bases and surveys including Watson Wyatt Financial Institutions Benchmark Survey and Pearl Meyer & Partners’ own annual survey. Data and competitive perspectives were assessed relative to base salary, total cash compensation, short- and long-term incentives, total direct compensation, benefits and other compensation and total compensation. The Committee reviewed data individually and in the aggregate. Data from the review was used to develop pay guidelines and as a reference for decisions for both short-term and long-term compensation.

Elements of the Compensation Program – Detail

Base Pay: Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2013, as noted previously, the Compensation Committee engaged the services of Pearl Meyer & Partners to conduct a comprehensive compensation analysis. One result of this analysis was the establishment of a peer group, detailed above, and the Committee made a decision to target base salaries just above the market median (55th to 75th percentile) of that peer group’s base compensation for similarly positioned executives. In addition to the peer group comparison, a variety of other factors are used to determine base compensation, including: the seniority of the individual, the level of the officer’s responsibility and the performance of the officer in meeting his/her annual goals. The annual goals of the SEOs, other than the CEO, are set jointly by the CEO and the Named Officer, and reviewed by the Compensation Committee. These goals are aligned with the Company’s annual goals and individualized for the area of responsibility of the SEO. For example, goals of the Senior Loan Officer center on loan growth targets and loan quality parameters, the latter being measured on the basis of loan delinquency rates, level of non-performing loans and amount of loan charge-offs for the year. The CFO has goals based on asset/liability management, investment portfolio performance and quality of financial reporting. As a high-performing Company with consistent results, specifically in the categories of Return on Assets, Return on Equity and Efficiency Ratio that are typically in the upper third of our peer group, we believe that the base salaries of our executives should be reflective of our performance within our industry. Base salaries are reviewed at least annually by the Compensation Committee. The CPP guidelines imposed significant restrictions on certain compensation payable by CPP participants, such as the Company, to its SEOs, until the CPP Shares were repaid on May 3, 2013. It was not the intent of the Compensation Committee to use increased base pay to make up any shortfall in compensation for the SEOs resulting from the CPP restrictions. Under the 2010 Equity Incentive Plan approved by the Company’s shareholders, long-term restricted stock grants complying with CPP guidelines could be made available to the Company’s SEOs. The Compensation Committee, with assistance from Pearl Meyer & Partners, has worked to design an effective program to motivate and retain SEOs, which may utilize long-term restricted stock.

Short-Term Incentives: In 2012, the Board of Directors approved a Short-Term Incentive Plan. The five SEOs and certain other senior executives are eligible for incentives under this program ,which is part of a total compensation package including base salary, annual incentives, equity and benefits. The philosophy of the Compensation Committee was to set competitive, reasonable base salaries and allow for the potential of meaningful incentives tied to the Company’s short-term initiatives to optimize profitability, growth, and excellence in individual performance, and to promote teamwork among its participants. The Plan is designed to:

▪	Ensure clarity of expectations in terms of expected results;

▪	Recognize and reward achievement of annual business goals;

▪	Motivate and reward superior performance;

▪	Encourage teamwork and collaboration among the Company’s leadership and across business groups;

▪	Attract and retain talent needed to grow The First;

▪	Be competitive with market; and

▪	Ensure incentives are appropriately risk-balanced (i.e., do not motivate or reward excessive risk taking).

The First Bancorp 2014 Proxy Statement • Page 14

Employees who are eligible for incentive awards are subject to meeting the following requirements:

▪
New hires must be employed prior to October 1st to be eligible to participate in the Plan for the performance period. Employees hired after that date must wait until the next calendar year to be eligible for an award under the Plan. Eligibility begins the first full month worked. Participants receive a pro-rated award using full months worked during the Plan year.

▪	Awards under the Plan shall be limited to individuals employed by The First on the date of payment, except in the case of disability, death, or retirement.

▪
Participants on a performance improvement plan or with an unsatisfactory performance rating at the time of payment or who have given notice of resignation at the time of payment are not eligible to receive an award.

Each participant had a target incentive opportunity based on his or her role. The target incentive reflected a percentage of base salary determined to be consistent with competitive market practices. Actual awards are based on achievement of specific goals and could range from 0%, for not achieving minimal performance, to 150% of target, for exceptional performance. Each participant had five predefined performance goals used to determine his or her short-term incentive award in three performance categories: Company-wide, individual specific, and discretionary. The goals were then weighted to reflect the focus and contribution for each position in the Company.
The plan is based on a balance of multiple measures, layered oversight, and reasonable ceilings for exceptional performance. The plan is structured to discourage excessive risk taking. The Compensation Committee reviewed the plan design to insure it is in line with best practices for risk. The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other violation of recognized ethical business standards will subject any participant to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which such a participant would otherwise be entitled will be revoked or subject to “claw back.”
The Short-term Incentive Plan operates on a calendar year schedule (January 1 - December 31). Annual cash incentive awards will be paid out by March 15th immediately following the Plan year. Awards granted under this program are intended to be in the form of cash, however while the Bank participated in the CPP program the SEOs were not eligible for cash bonuses, so awards granted in these years were in the form of restricted stock.
Because the Company’s participation in the CPP program ended on May 3, 2013, awards granted in 2014 based on 2013 performance were both in stock (for the portion of the year the Company participated in the CPP program), and in cash (for the remainder of the year). The stock grants were awarded by the Company’s Compensation Committee on February 10, 2014, and were based on the previous day’s closing price for the Company's common stock of $16.36 per share. All awards are subject to cliff vesting, and have a term of two years. In the event of termination of employment prior to vesting, the stock awards will be forfeited.
Since all SEO compensation is paid by the Bank, not the Company, the performance measures for the Short-Term Incentive Plan are based on the Bank's, not the Company's, 2013 performance. The following tables summarize the performance measures, weightings, as well as potential and total payouts (in both cash and restricted stock) for each SEO in 2013:

The First Bancorp 2014 Proxy Statement • Page 15

Officer			Percent of Base	Amount
Daniel Daigneault	2013 Base Salary			$416,000
Chief Executive Officer	2013 Incentive Target		22.50%	$93,600
	2013 Actual Payout		29.70%	$123,736
Performance Measures	Threshold	Target	Stretch	Weight
Net income	$11,079,000	$12,079,000	$13,079,000	40.00%
Return on Average Assets	0.81%	0.86%	0.91%	15.00%
Efficiency Ratio	58.92%	55.92%	52.92%	15.00%
Non-performing Assets to Total Assets YTD Avg	2.46%	1.96%	1.46%	10.00%
Discretionary	50.00%	100.00%	150.00%	20.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$18,720	$37,440	$56,160
Return on Average Assets	7,020	14,040	21,060
Efficiency Ratio	7,020	14,040	21,060
Non-performing Assets to Total Assets YTD Avg	4,680	9,360	14,040
Discretionary	9,360	18,720	28,080
	$46,800	$93,600	$140,400
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$13,200,000	150.00%	60.00%	$56,160
Return on Average Assets	0.92%	150.00%	22.50%	21,060
Efficiency Ratio	54.74%	119.70%	18.00%	16,807
Non-performing Assets to Total Assets YTD Avg	1.79%	117.40%	11.70%	10,988
Discretionary	100.00%	100.00%	20.00%	18,720
			132.2%	$123,736

Officer			Percent of Base	Amount
Stephen Ward	2013 Base Salary			$235,000
Chief Financial Officer	2013 Incentive Target		18.80%	$44,063
	2013 Actual Payout		27.00%	$63,424
Performance Measures	Threshold	Target	Stretch	Weight
Net income	$11,079,000	$12,079,000	$13,079,000	40.00%
Return on Average Assets	0.81%	0.86%	0.91%	15.00%
Efficiency Ratio	58.92%	55.92%	52.92%	20.00%
Investment Yield Spread to Peers	0.25%	0.75%	1.25%	10.00%
Discretionary	50.00%	100.00%	150.00%	15.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$8,813	$17,625	$26,438
Return on Average Assets	3,305	6,609	9,914
Efficiency Ratio	4,406	8,813	13,219
Investment Yield Spread to Peers	2,203	4,406	6,609
Discretionary	3,305	6,609	9,914
	$22,031	$44,063	$66,094
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$13,200,000	150.00%	60.00%	$26,438
Return on Average Assets	0.92%	150.00%	22.50%	9,914
Efficiency Ratio	54.74%	119.70%	23.90%	10,549
Investment Yield Spread to Peers	1.55%	150.00%	15.00%	6,609
Discretionary	150.00%	150.00%	22.50%	9,914
			143.9%	$63,424

The First Bancorp 2014 Proxy Statement • Page 16

Officer			Percent of Base	Amount
Tony McKim	2013 Base Salary			$235,000
Chief Operating Officer	2013 Incentive Target		18.80%	$44,063
	2013 Actual Payout		24.80%	$58,163
Performance Measures	Threshold	Target	Stretch	Weight
Net income	$11,079,000	$12,079,000	$13,079,000	40.00%
Return on Average Assets	0.81%	0.86%	0.91%	20.00%
Meeting Branch Goals	50.00%	100.00%	150.00%	15.00%
First Advisors' Revenues	$1,650,000	$1,750,000	$1,850,000	10.00%
Discretionary	50.00%	100.00%	150.00%	15.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$8,813	$17,625	$26,438
Return on Average Assets	4,406	8,813	13,219
Meeting Branch Goals	3,305	6,609	9,914
First Advisors' Revenues	2,203	4,406	6,609
Discretionary	3,305	6,609	9,914
	$22,031	$44,063	$66,094
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$13,200,000	150.00%	60.00%	$26,438
Return on Average Assets	0.92%	150.00%	30.00%	13,219
Meeting Branch Goals	80.00%	80.00%	12.00%	5,288
First Advisors' Revenues	$1,919,000	150.00%	15.00%	6,609
Discretionary	100.00%	100.00%	15.00%	6,609
			132.00%	$58,163

Officer			Percent of Base	Amount
Charles Wootton	2013 Base Salary			$222,000
Senior Loan Officer	2013 Incentive Target		18.80%	$41,625
	2013 Actual Payout		24.20%	$53,807
Performance Measures	Threshold	Target	Stretch	Weight
Net income	$11,079,000	$12,079,000	$13,079,000	40.00%
Non-performing Assets to Total Assets YTD Avg	2.46%	1.96%	1.46%	15.00%
Classified Loans to Equity	55.00%	50.00%	45.00%	10.00%
Past Due Loans YTD Avg	3.50%	2.75%	2.00%	20.00%
Discretionary	50.00%	100.00%	150.00%	15.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$8,325	$16,650	$24,975
Non-performing Assets to Total Assets YTD Avg	3,122	6,244	9,366
Classified Loans to Equity	2,081	4,163	6,244
Past Due Loans YTD Avg	4,163	8,325	12,488
Discretionary	3,122	6,244	9,366
	$20,813	$41,625	$62,438
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$13,200,000	150.00%	60.00%	$24,975
Non-performing Assets to Total Assets YTD Avg	1.79%	117.40%	17.60%	7,330
Classified Loans to Equity	41.55%	150.00%	15.00%	6,244
Past Due Loans YTD Avg	2.63%	108.30%	21.70%	9,014
Discretionary	100.00%	100.00%	15.00%	6,244
			129.30%	$53,807

The First Bancorp 2014 Proxy Statement • Page 17

Officer			Percent of Base	Amount
Susan Norton	2013 Base Salary			$192,000
HR & Admin	2013 Incentive Target		18.80%	$36,000
	2013 Actual Payout		23.80%	$45,710
Performance Measures	Threshold	Target	Stretch	Weight
Net income	$11,079,000	$12,079,000	$13,079,000	40.00%
Return on Average Assets	0.81%	0.86%	0.91%	10.00%
Efficiency Ratio	58.92%	55.92%	52.92%	10.00%
Successful Marketing Implementation for Bangor	50.00%	100.00%	150.00%	25.00%
Discretionary	50.00%	100.00%	150.00%	15.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$7,200	$14,400	$21,600
Return on Average Assets	1,800	3,600	5,400
Efficiency Ratio	1,800	3,600	5,400
Successful Marketing Implementation for Bangor	4,500	9,000	13,500
Discretionary	2,700	5,400	8,100
	$18,000	$36,000	$54,000
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$13,200,000	150.00%	60.00%	$21,600
Return on Average Assets	0.92%	150.00%	15.00%	5,400
Efficiency Ratio	54.74%	119.70%	12.00%	4,310
Successful Marketing Implementation for Bangor	100.00%	100.00%	25.00%	9,000
Discretionary	100.00%	100.00%	15.00%	5,400
			127.00%	$45,710

Although awards granted under this program are intended to be in the form of cash, while the Company participated in the CPP program the SEOs were not eligible for cash bonuses, and awards granted in 2013 for 2012 performance were in the form of restricted stock. These grants were awarded by the Company’s Compensation Committee on January 23, 2013, and were based on the previous day’s closing price for the Company's common stock of $16.73 per share. All awards were subject to cliff vesting, with Mr. Daigneault’s vesting on January 2, 2015, Mr. Ward's having a vesting period of three years, and the remaining SEOs having a vesting period of five years. In the event of termination of employment prior to vesting, the stock awards will be forfeited.
Further, the CPP compensation restrictions provided that long-term restricted stock must not fully vest until the repayment of all financial assistance by the CPP recipient. The employee must also provide services to the CPP recipient for at least two years from the date of the grant for the restricted stock to vest.

Long-Term Incentives

Stock Options and Restricted Stock Awards: In 2010, the Company’s shareholders voted to establish an equity‑based long-term incentive plan which grants authority to issue stock options, restricted stock and other equity‑based grants to retain and motivate existing high-performing employees and to attract new members to the Management team should the need arise. The purpose of this plan is to incentivize executives through equity ownership and align their interests with those of the Shareholders while providing mid-term and longer-term incentives tied to overall Company performance. It is among the objectives of this plan that, by having a portion of the executive’s compensation tied to the performance of the Company’s stock, the individual will be rewarded for maximizing long-term shareholder value.
The mid- to long-term outlook of this type of compensation serves as a balance to the short-term rewards of base compensation and the short-term incentive plan. Due to conservative vesting restrictions, stock options and restricted stock grants are also intended to encourage an executive to remain with the Company. The amount of

The First Bancorp 2014 Proxy Statement • Page 18

options granted reflects the executive’s position in the organization, level of responsibility, impact on the Company’s performance and actual performance in meeting individual performance goals.
The plan is administered by the Compensation Committee of the Board of Directors, and in 2012, the Compensation Committee established specific long-term incentive targets for the SEOs based on position in the Company. As noted above, while the Company participated in the CPP, its SEOs were not be eligible to receive awards under this plan other than “long-term” restricted stock. The plan approved by shareholders implements all safeguards required under CPP, including clawbacks, to curtail undue short-term risk taking. The Compensation Committee is responsible for the design and oversight for these safeguards.
For 2013 performance, grants under the long-term incentive plan were awarded by the Company’s Compensation Committee on February 10, 2014, and were based on the previous day’s closing price for the Company's common stock of $16.36 per share. All awards have cliff vesting, with Mr. Daigneault’s vesting on January 2, 2015, Mr. Ward’s having a vesting period of two years from the date of grant, and the remaining SEOs having a vesting period of five years from date of grant. The following table summarizes the 2013 targets and actual grants to the SEOs under the long-term incentive program:

For 2013 Performance	Target	Actual	Value	Shares
Daniel R. Daigneault	20.0%	20.0%	$83,200	5,086
F. Stephen Ward	15.0%	22.5%	$52,875	3,232
Tony C. McKim	15.0%	15.0%	$35,250	2,155
Charles A. Wootton	15.0%	15.0%	$33,300	2,035
Susan A. Norton	15.0%	15.0%	$28,800	1,760
For 2012 performance, grants under the long-term incentive plan were awarded by the Company’s Compensation Committee on January 23, 2013, and were based on the previous day’s closing price for the Company's common stock of $16.73 per share. All awards have cliff vesting, with Mr. Daigneault’s vesting on January 2, 2015, Mr. Ward’s having a vesting period of three years from the date of grant, and the remaining SEOs having a vesting period of five years from date of grant. The following table summarizes the 2012 targets and actual grants to the SEOs under the long-term incentive program:

For 2012 Performance	Target	Actual	Value	Shares
Daniel R. Daigneault	20.0%	20.0%	$80,800	4,830
F. Stephen Ward	15.0%	15.0%	$34,050	2,035
Tony C. McKim	15.0%	15.0%	$34,050	2,035
Charles A. Wootton	15.0%	15.0%	$32,250	1,928
Susan A. Norton	15.0%	15.0%	$28,750	1,659
In addition to the above grants related to 2012 compensation, on March 1, 2012, the Compensation Committee made awards to the SEOs under the 2010 plan that were related to but not in conjunction with 2011 performance. As such, they were included in 2012 compensation. These awards were made as follows: Mr. Daigneault received a grant of 2,027 shares that vest on January 2, 2015. Mr. Ward received a grant of 2,704 shares which vest on the third anniversary of the grant date. Messrs. McKim, and Wootton and Ms. Norton received grants of 2,149 shares, 2,077 shares and 1,705 shares, respectively, with cliff vesting on the fifth anniversary of the grant. Grants to other executives totaled 2,065 shares under the same five-year cliff vesting.
In 2011 awards were made as follows: Mr. Daigneault received a grant of 1,500 shares that vest on January 2, 2015. Messrs. McKim, Ward and Wootton and Ms. Norton each received a grant of 1,000 shares with cliff vesting on the fifth anniversary of the grant. Grants to other executives totaled 2,000 shares under the same five-year cliff vesting schedule. In 2010, no awards were made under this plan.
The Board of Directors is required to make appropriate adjustments in connection with the 2010 Plan and any outstanding awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other reorganization event, as defined in the 2010 Plan, the Board of Directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for, and, if the acquiring or succeeding corporation does not agree to assume or substitute for, such awards, the Board of

The First Bancorp 2014 Proxy Statement • Page 19

Directors is authorized to provide for the acceleration of any award, and, if applicable, to make an award fully exercisable prior to consummation of the reorganization event or to provide for a cash out of the value of any outstanding options. Upon the occurrence of a reorganization event, the repurchase and other rights of the Company under each outstanding award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to the Common Stock subject to such restricted stock award. The 1995 stock option plan expired in April 2005. Prior to the expiration date, all of the options available under the plan were granted, with the last awards being made in January 2005.

Stock Ownership Guidelines

On October 17, 2012, the Compensation Committee voted to establish ownership guidelines applicable to Directors, Senior Executive Officers, and other executives as recommended by the President and CEO and approved by the Compensations Committee. Executives and Directors will be expected to maintain the ownership (by Company grant and individual ownership) of the following amounts of the Company's stock:

Participant	Required Value or Number of Shares
Directors	5,000 Shares
President and CEO	2x Base Salary
Senior Executive Officers (SEOs)	1x Base Salary
As of December 31, 2013, all current Directors and SEOs met the above stock ownership guidelines.

Compensation Mix

With assistance from Pearl Meyer & Partners, the Compensation Committee believes that the Company has developed an appropriate mix of base pay, short-term incentives and long-term incentives for the Senior Executive Officers. Utilizing the 2010 Equity Incentive Plan, the Compensation Committee reviews the mix and determines how long-term incentives fit with total compensation. The Committee’s expectation is that long-term incentives will constitute 10% to 25% of total compensation depending on the executive and his or her position in the Company. In addition to the long-term incentive plan, the short term incentive plan approved by the Board in 2012 provides for short-term incentives that could also constitute 10% to 25% of total compensation depending on the executive, his or her position in the Company and the executive’s job performance in the prior year. With the addition of the short-term and long-term incentive programs, base compensation should constitute 50% to 80% of total pay depending on the executive, his or her position and individual achievement in relation to his or her goals. These percentages are based on industry averages and best practices.

Supplemental Executive Retirement Plan: The Company also sponsors an unfunded, non-qualified supplemental retirement plan established in 1997 for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years, commencing upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. As of December 31, 2013, only two active executives (CEO Daigneault and CFO Ward) were participants in the plan. As originally adopted, the plan provides a projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Bank until normal retirement age of 65, of $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Bank until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts. On December 30, 2008, the Company amended the plans to change the normal retirement age to receive the full benefit under the Plan from age 65 to age 63. The date on which the Executive Officer may begin to collect the retirement benefit payments does not change, however, and remains January 1 of the year in which the Executive Officer turns age 65. The plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company.

The First Bancorp 2014 Proxy Statement • Page 20

Other Benefits

401(k) and Other Benefits: The Company’s primary retirement plan is the 401(k) Plan. It is available to any employee who has attained the age of 21 and completed six months of continuous service. The Company typically provides a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. In addition, an annual discretionary component may typically be paid. The Board makes a determination at the end of each fiscal year as to what, if any, amount is to be paid based on the financial performance of the Company for that year. In 2013 and 2012, this discretionary amount was 2.0% of base salary for all eligible employees. Employee contributions are 100% vested at all times, while employer contributions are vested over a five-year period. Upon termination of employment for any reason, a plan participant may receive his or her contribution account and earnings allocated to it, as well as the vested portion of his or her employer-matching account and earnings allocated to it. Non-vested amounts are forfeited and are used by the Company to help defray plan administration expenses.

Stock Purchase Plan: The Company has a stock purchase plan available to all employees and Directors that provides an opportunity to purchase shares through payroll deduction. Directors may elect to have up to 100% of their fees placed in the stock purchase plan. The purchase price is at the fair market value of the shares without a commission as determined by the NASDAQ closing price on the day the shares are purchased.

Severance and Change of Control Benefits: The Company does not have any employment agreements with any of the executives of the Company. The Company also does not have a severance program for employees and executives, except for Mr. McKim, who entered into such agreement while employed by FNB Bankshares. As a result of not having employment agreements with the Company’s executives, the Company does not have any formal change-of-control benefits except for those in favor of Mr. McKim and except for those described below.
The FNB Bankshares Continuity Agreement assumed by the Company in the merger, as subsequently amended in 2006 by agreement between the Company and Mr. McKim, provides that (a) if Mr. McKim’s employment is terminated by the Company other than (i) for Cause (as defined in the agreement) or (ii) upon Mr. McKim’s death or (b) if Mr. McKim terminates for Good Reason as defined in the agreement, he shall receive a severance in a single lump sum. The amount of the severance payment has been calculated on a declining scale over a ten-year period that commenced in January 2005. In 2014, the final year of the agreement, the lump sum payment would be 29.9% of his base salary as of December 31, 2004. Should another change of control take place under this amended Continuity Agreement, Mr. McKim shall be paid this amount.
In addition, for the two active executives covered under the SERP, being CEO Daigneault and CFO Ward, their defined benefits under the SERP shall become fully vested upon a change of control.

Company Vehicle: Senior executives are provided mileage reimbursement for business travel when using their own vehicles. For certain named Executive Officers, a Company-owned vehicle may be provided subject to approval of the Compensation Committee. The non-business use of the vehicle is taxable income to the executive and is included as part of the executive’s total compensation. In 2013, the four executives with Company-provided vehicles were CEO Daigneault, CFO Ward, EVP McKim and EVP Wootton.

Bank-Owned Life Insurance: The Company may purchase a single-premium life insurance policy on the life of an executive with a split dollar benefit between the Company and the executive’s estate. The Company believes that Bank Owned Life Insurance is a good investment option for the Company and also provides key man protection upon the untimely death of a senior executive. The cash surrender value is an asset of the Company.

Supplemental Long Term Disability Insurance: In 2010, the Company purchased supplemental long-term disability insurance policies for the five most highly compensated executives. This insurance was purchased as a group policy through Union Central Insurance and is intended to assist with any shortfalls that may exist due to the insurance caps applicable to the Company’s overall group policy.

The First Bancorp 2014 Proxy Statement • Page 21

Compensation of Chief Executive Officer and Other SEOs

Base Salary
As noted previously, the Compensation Committee has established targets for Base Pay at just above the market median (55th to 75th percentile) of the Company’s peer group, established by Pearl Meyer & Partners, and each executive’s actual base pay will reflect the executive’s role, experience and contribution to the Company. CEO Daigneault’s 2012 base salary of $404,000 placed him at the 50th percentile for the peer group. Based upon the comprehensive reviews and comparative assessments for all SEOs performed by Pearl Meyer & Partners, and various other factors, including a review of responsibilities, experience in their roles, overall performance, and a review of the various components of compensation provided to the individual executive, in fiscal 2013 CEO Daigneault’s base salary was set at an annual rate of $416,000. This represents a $12,000 or 3.00% increase above his 2012 base salary and placed him at the 55th percentile for the peer group.
The Compensation Committee’s decisions related to 2013 base salaries were based on 2012 operating results. The Bank continued to outperform its national peer group in many areas – as measured by the Uniform Bank Performance Report. These included return on average assets, return on average equity, the efficiency ratio, and asset quality ratios. Building and strengthening the Company’s capital is a priority, and in 2013 the Company’s regulatory capital ratios remained strong. The Board and Management place a high value on building shareholder value, and the $0.195 per share quarterly dividend was increased to $0.200 per share in the fourth quarter of 2013. Additional detail on the Company’s performance is further detailed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Annual Report on Form 10-K.

Stock Grants/Long-Term Incentives
As noted above, in 2012, the Compensation Committee established specific long-term incentive targets for the SEOs based on position in the Company for grants to be made under the Equity Incentive Plan approved by stockholders in 2010. Grants for 2013 performance under the Long-Term Incentive Program were awarded on February 10, 2014 and based on the previous day’s closing price for the Company's common stock of $16.36 per share. All awards have cliff vesting, with Mr. Daigneault’s vesting on January 2, 2015, Mr. Ward’s vesting two years from the date of grant, and the remaining SEOs vesting five years from date of grant. The details of these grants can be found on page 19.
Grants for 2012 performance were awarded by the Company’s Compensation Committee on January 23, 2013, and were based on the previous day’s closing price for the Company's common stock of $16.73 per share. All awards have cliff vesting, with Mr. Daigneault’s vesting on January 2, 2015, Mr. Ward’s vesting three years from the date of grant, and the remaining SEOs vesting five years from date of grant. The details of these grants can be found on page 19. In addition to these grants related to 2012 compensation, earlier in 2012 awards were made by the Compensation Committee under the plan that were related to but not in conjunction with 2011 performance. As such, they were included in 2012 compensation. These awards were as follows: Mr. Daigneault received a grant of 2,027 shares that vest on January 2, 2015. Mr. Ward received a grant of 2,704 shares which vest three years from date of grant. Messrs. McKim, and Wootton and Ms. Norton received grants of 2,149 shares, 2,077 shares and 1,705 shares, respectively, with cliff vesting on the fifth anniversary of the grant.
In 2011 stock grants were issued to CEO Daigneault, CFO Ward, and EVPs McKim, Norton and Wootton. The types of grants made were considered eligible long-term incentives under the CPP program. Mr. Daigneault received a grant of 1,500 shares that vest on January 2, 2015. Messrs. McKim, Ward and Wootton and Ms. Norton each received a grant of 1,000 shares with cliff vesting on the fifth anniversary of the grant.

Other Compensation
In 2013, there were no additional compensation items other than those detailed in the table below for CEO Daigneault, CFO Ward, EVP McKim, EVP Wootton and EVP Norton. The change in pension value and non-qualified retirement plan earnings for CEO Daigneault and CFO Ward represent the required accounting accruals under the Supplemental Executive Retirement Plan and do not constitute cash payments.

The First Bancorp 2014 Proxy Statement • Page 22

Executive Compensation

The following Summary Compensation Table sets forth the cash and non-cash compensation for each of the last three fiscal years earned by the Principal Executive Officer, the Principal Financial Officer as well as the three other highest paid active Executive Officers in fiscal 2013.

Name and Principal Position	Year	Salary[1] ($)	Short-Term Bonus ($)	Stock Awards ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[2] ($)	All Other Compensation[3] ($)	Total ($)
Daniel R. Daigneault	2013	416,000	82,037	124,897	213,306	17,654	853,894
President	2012	404,000	—	173,112	196,805	17,558	791,475
Principal Executive Officer	2011	380,000	—	22,260	181,678	17,464	601,402
F. Stephen Ward	2013	235,000	42,050	74,248	66,526	13,597	431,421
Executive Vice President	2012	227,000	—	104,268	61,248	13,169	405,685
Principal Financial Officer	2011	208,000	—	14,840	56,411	12,194	291,445
Tony C. McKim	2013	235,000	38,562	54,850	—	14,125	342,537
Executive Vice President	2012	227,000	—	97,415	—	13,795	338,210
Chief Operating Officer	2011	208,000	—	14,840	—	12,159	234,999
Charles A. Wootton	2013	222,000	35,674	51,432	—	16,820	325,926
Executive Vice President	2012	215,000	—	92,035	—	17,694	324,729
Senior Loan Officer	2011	201,000	—	14,840	—	17,096	232,936
Susan A. Norton	2013	192,000	30,306	44,203	—	9,600	276,109
Executive Vice President	2012	185,000	—	78,509	—	9,250	272,759
Human Resources/Compliance	2011	165,000	—	14,840	—	8,250	188,090

[1]
In 2011, eligible employees were paid a Stakeholder cash bonus of 6.2% of salary. Because of the bank’s participation in the CPP program, the above-named executive officers were not eligible for the bonus. As of 2012, the above named executive officers were no longer eligible for the stakeholder bonus program.

[2]	The amount shown represents the change in accrued liability in each of the years listed for the Supplemental Executive Retirement Plan detailed in the Pension Table.
3    All Other Compensation is detailed in the table below and includes the following:
401(k) Matching and Profit Sharing Contributions. In all years, the Company provided a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. The Company also provides a discretionary contribution to employees who have been employed one year or more. This was 2.0% of base salary in 2013, 2012 and 2011. All 401(k) match and profit sharing contributions are subject to the IRS regulations that govern the maximum amount of an Officer’s earnings which are eligible to be considered for the match and profit share components of compensation.
Company-Owned Vehicle. The amounts shown represent the value of personal use for Company-Owned vehicles by the Named Executives.
Economic Value of Life Insurance. This represents the value of the Named Executives’ portion of policies provided by Life Insurance Endorsement Split Dollar Plan agreement for Bank Owned Life Insurance.

The First Bancorp 2014 Proxy Statement • Page 23

Name and Principal Position	Year	401k Matching Contribution ($)	401k Profit-Sharing Contribution ($)	Company-Owned Vehicle ($)	Economic Value of Life Insurance ($)
Daniel R. Daigneault	2013	7,650	5,100	4,025	879
President	2012	7,500	5,000	4,209	849
Principal Executive Officer	2011	7,350	4,900	4,390	824
F. Stephen Ward	2013	7,050	4,713	1,215	619
Executive Vice President	2012	6,810	4,540	1,215	604
Principal Financial Officer	2011	6,240	4,160	1,215	579
Tony C. McKim	2013	7,050	4,713	2,204	158
Executive Vice President	2012	6,810	4,540	2,300	145
Chief Operating Officer	2011	6,240	4,160	1,625	134
Charles A. Wootton	2013	6,660	4,440	5,720	—
Executive Vice President	2012	6,450	4,300	6,944	—
Senior Loan Officer	2011	6,030	4,020	7,046	—
Susan A. Norton	2013	5,760	3,840	—	—
Executive Vice President	2012	5,550	3,700	—	—
Human Resources/ Compliance	2011	4,950	3,300	—	—

Stock-Based Compensation

On December 15, 1994, the Company’s Board of Directors adopted a Stock Option Plan (the “Option Plan”) for the benefit of officers and other full-time employees of the Company and the Bank. This plan was approved by the Company’s Shareholders at the 1995 Annual Meeting. Under the Option Plan, 600,000 shares (subject to adjustment to reflect stock splits and similar events) are reserved from the authorized but unissued Common Stock of the Company for future issuance by the Company for exercise of stock options granted to certain key employees of the Company and the Bank from time to time. The purpose of the Option Plan is to encourage the retention of such key employees by facilitating their purchase of a stock interest in the Company. The Option Plan is intended to provide for the granting of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to employees of the Company or the Bank.
The Option Plan is administered by the Compensation Committee of the Company’s Board of Directors, which is comprised solely of Directors who are ineligible to receive grants of stock options under the Option Plan and who have not received grants of options within the 12 months preceding their appointment to the Compensation Committee. The Compensation Committee selects the employees of the Bank and the Company to whom options are to be granted and designates the number of options to be granted. The Option Plan may be amended only by the vote of the holders of a majority of the Company’s outstanding Common Stock if such amendment would increase the number of shares available for issuance under the Option Plan, change the eligibility criteria for grants of options under the Option Plan, change the minimum option exercise price or increase the maximum term of options. Other amendments may be effected by the Compensation Committee.
Employees selected by the Compensation Committee receive, at no cost, options under the Option Plan. The option exercise prices are equal to or exceed the fair market value of the shares on the date of the grant, and no option is exercisable after the expiration of ten years from the date it is granted. The fair market value of the shares is determined by the Compensation Committee as specified in the Option Plan. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution, and the option may be exercised only by the employee during the employee’s lifetime. After an employee’s death, options may be exercised by the employee’s estate or heirs up to one year following the date of death. Code Section 422 limits option grants by providing that during the term of the Option Plan, no grant may be made to any employee owning more than 10% of the Company’s outstanding shares unless the exercise price is at least

The First Bancorp 2014 Proxy Statement • Page 24

110% of the underlying shares’ fair market value and such option is not exercisable more than five years following the option grant. The aggregate fair market value of the stock for which any employee may be granted incentive stock options which are first exercisable in any calendar year may generally not exceed $100,000.
While generally no options may be exercisable before the second anniversary of the grant date, in the event of a change in control involving the Company, all options (other than those held by Officers or Directors of the Company or the Bank for less than six months) shall become immediately exercisable. Also, an employee whose employment is terminated in connection with or within two years after such a change in control event shall be entitled to exercise all options for up to three months following the date of termination; provided that options held by officers or Directors shall not be exercisable until six months after the grant date. Employees whose services are terminated, other than following a change in control as described above, shall thereupon forfeit any options held; provided, however, that following termination due to disability an employee shall be entitled to exercise options for up to one year (provided, further, that officers may exercise only with respect to options held for at least six months).
The Company receives no monetary consideration for the granting of incentive stock options. Upon exercise, the Company receives a cash payment from optionees in exchange for shares issued. No federal income tax consequences are incurred by the Company at the time incentive stock options are granted or exercised, unless the optionee incurs liability for ordinary income tax treatment upon exercise of the option, as discussed below, in which event the Company would be entitled to a deduction equal to the optionee’s ordinary income attributable to the options. Provided the employee holds the shares received on exercise of a stock option for the longer of two years after the option was granted or one year after it was exercised, the optionee will realize capital gains income (or loss) in the year of sale in an amount equal to the difference between the sale price and the option exercise price paid for shares. If the employee sells the shares prior to the expiration of the period, the employee realizes ordinary income in the year of disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price and capital gains income (or loss) equal to the difference (if any) between the sale price of the shares and the fair market value of the shares on the date of exercise. In addition to the tax consequences discussed above, the excess of the option price over the fair market value of the optioned stock at the time of option exercise is required to be treated by an incentive optionee as an item of tax preference for purposes of the alternative minimum tax.
At the 2010 Annual Meeting, shareholders approved the 2010 Equity Incentive Plan (the “2010 Plan”). This reserved 400,000 shares of Common Stock for issuance in connection with stock options, restricted stock awards and other equity based awards to attract and retain the best available personnel, provide additional incentive to officers, employees and non-employee Directors and promote the success of our business. Such grants and awards will be structured in a manner that does not encourage the recipients to expose the Company to undue or inappropriate risk. Options issued under the 2010 Plan will qualify for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code. Other compensation under the 2010 Plan will qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code, and will satisfy NASDAQ guidelines relating to equity compensation.
In 2011, awards of 7,500 shares of restricted stock in the form of Long-Term Incentives were made under the 2010 Plan, including 5,500 shares to the five SEOs detailed in the table below and 2,000 shares to other executives, of which 500 have been forfeited. All of the shares awarded have cliff vesting on the fifth anniversary of the grant, except for President Daigneault’s, which vest on January 2, 2015.
In 2012, awards of 12,727 shares of restricted stock were made under the 2010 plan that were related to but not in conjunction with 2011 performance. These included 10,662 shares to the five SEOs as detailed in the table below and 2,065 shares to other executives. All of the shares have cliff vesting on the fifth anniversary of the grant except for President Daigneault’s, which vest on January 2, 2015, and EVP Ward’s, which vest on the fourth anniversary of the grant date.
In 2013, awards of 27,114 shares of restricted stock were made under the 2010 Plan representing both Long- and Short-Term Incentives based on 2012 performance. These included 23,037 shares to the five SEOs as detailed in the table below and 4,077 shares to other executives. All of the shares have cliff vesting on the fifth anniversary of the grant except for President Daigneault’s, which vest on January 2, 2015, and EVP Ward’s, which vest on the third anniversary of the grant date.

The First Bancorp 2014 Proxy Statement • Page 25

The following table lists the number of shares and grant-date fair value of plan-based awards made to the five SEOs in 2013:

Grants of Plan-Based Awards for 2013[1]
Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		(#)	(#)	($/Sh)	($)
Daniel R Daigneault	1/23/2013	8,530	-	-	$142,707
F. Stephen Ward	1/23/2013	3,808	-	-	$63,708
Tony C. McKim	1/23/2013	3,896	-	-	$65,180
Charles A. Wootton	1/23/2013	3,639	-	-	$60,880
Susan A. Norton	1/23/2013	3,164	-	-	$52,934
1 The number of shares in this table do not include awards made on February 10, 2014, which are disclosed in previous tables and considered part of 2013 compensation.

The following table of Outstanding Equity Awards at Fiscal Year End presents all options granted to the five SEOs that were unexercised as of December 31, 2013 and all outstanding stock awards as of the same date:

	Options Awards				Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Daniel R Daigneault	15,000	-	$18.00	1/18/2015	12,057	$198,579
F. Stephen Ward	5,000	-	$18.00	1/18/2015	7,512	$123,723
Tony C. McKim	-	-	-	-	7,045	$116,031
Charles A. Wootton	10,000	-	$18.00	1/18/2015	6,716	$110,613
Susan A. Norton	6,000	-	$18.00	1/18/2015	5,869	$96,662
1 The number of shares in this table do not include awards made on February 10, 2014, which are disclosed in previous tables and considered part of 2013 compensation.

The First Bancorp 2014 Proxy Statement • Page 26

The following table of Options Exercised and Stock Vested presents the options exercised by named Executive Officers in 2013. The value realized on exercise is calculated by multiplying the number of shares acquired on exercise by the closing value per share on the day of exercise less the exercise cost per share. The Company had no outstanding stock awards which vested in the years presented.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel R. Daigneault	-	-	-	-
F. Stephen Ward	-	-	-	-
Tony C. McKim	-	-	-	-
Charles A. Wootton	-	-	-	-
Susan A. Norton	-	-	-	-

The following table summarizes the Company’s Stock Option Plan as of December 31, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [1]
Equity compensation plans approved by security holders	42,000	$18.00	353,159
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	42,000	$18.00	353,159
1 The number of shares in this table do not include awards made on February 10, 2014, which are disclosed in previous tables and considered part of 2013 compensation.

Pension Plan

Although the 401(k) Plan is the Company’s primary retirement plan, the Company also sponsors an unfunded, non-qualified supplemental retirement plan for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. The projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Company until normal retirement age of 65, is $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Company until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts. On December 30, 2008, the Company amended the plans to change the normal retirement age to receive the full benefit under the Plan from age 65 to age 63. The date on which the Executive Officer may begin to collect the retirement benefit payments does not change, however, and remains January 1 of the year in which the Executive Officer turns age 65. The Plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company. The following table of Pension Benefits shows the present value of accumulated benefits for the named Executive Officers as of December 31, 2013:

The First Bancorp 2014 Proxy Statement • Page 27

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Daniel R. Daigneault	Supplemental Executive Retirement Plan	16.25	1,440,000	-
F. Stephen Ward	Supplemental Executive Retirement Plan	16.25	453,000	-
Tony C. McKim	-	-	-	-
Charles A. Wootton	-	-	-	-
Susan A. Norton	-	-	-	-

The Company does not have Nonqualified Deferred Compensation as part of its compensation program.

Other Employee Benefits

The Bank provides all full-time employees with group life, health, and long-term-disability insurance. A Flexible Benefits Plan is available to all full-time employees after satisfying eligibility requirements and to part-time employees scheduled to work an average of 30 hours per week.

Compensation Policies and Practices

Compensation Programs

The Company has four primary means of compensating its employees: base pay, the Stakeholder bonus program, the short-term incentive plan and the equity-based long-term incentive plan. Full detail on these programs is provided in the Compensation Discussion and Analysis. A summary is provided below.

Base Pay: Base salary is used to recognize the experience, skills and responsibilities of all of the Company’s employees, including its Senior Executive Officers. To determine appropriate levels of base pay for employees other than Senior Executive Officers, the Company participates in a salary survey conducted by Pearl Meyer & Partners. This survey, conducted of financial institutions in New England, provides much of the information needed to determine base pay for hourly employees, line supervisors and members of middle management. In 2012, the Company also utilized the Pearl Meyer & Partners Northeast Banking survey to provide further guidance on base pay for these groups of employees. For the average employee of the Company, it is expected that total compensation will be comprised of base pay, equaling 90% to 95% of total compensation, and that the Stakeholder Bonus Program will be 5% to 10% of total compensation. The total compensation mix for Senior Executive Officers is detailed in the Compensation Discussion and Analysis.

Stakeholder Bonus Program: The other key component of compensation for most employees is the Stakeholder Cash Bonus program. This program is not available to SEOs and certain other senior officers. The Stakeholder program was originally implemented in 1994 and is available to all eligible employees (generally employees hired by March 31st of the year for which the bonus is being awarded and still employed at the time the bonus is paid). This element of the performance compensation program is designed to support the long-term viability of the Company and increase shareholder value. It addresses these objectives by tying the performance payout to multiple goals which include profitability, growth, productivity and loan quality. The guiding principle is to reach a balance of these goals, which should collectively have a positive impact on maximizing long-term shareholder value without incentivizing employees to take undue risk. The Committee believes that this performance-based program provides a reward for high levels of current performance without sacrificing the achievement of long-term goals. Each year specific key performance indicators are chosen along with

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Company-wide financial performance trigger levels. The objective of the program is to align the performance of employees with the Company’s short- and long-term objectives so neither set of goals is sacrificed for the other.

Short-Term Incentive Plan: In 2012, the Board of Directors approved a short-term incentive plan for the five SEOs and certain other senior officers of the Company. This element of the compensation program is specifically designed to ensure clarity of expectations in terms of expected results on a short-term basis; recognize and reward achievement of annual business goals and to motivate and reward superior performance. This program also ensures that incentives are appropriately risk-balanced in that they do not motivate or reward excessive risk taking and ensure that the Company is competitive with the market in order to attract and retain talent needed to grow the Company. The short-term incentive is intended to be a cash bonus. However, under the guidelines applicable to the Company under the CPP program, senior executive officers were not eligible to receive bonus compensation while any of the CPP shares remained outstanding. Any bonus paid to a SEO under this plan was paid in the form of restricted stock while the CPP requirements were in effect.

Long-Term Incentive Plan: In 2010, the Company’s shareholders voted to establish a new equity-based long-term incentive plan which grants authority to issue stock options, restricted stock and other equity-based grants to retain existing high-performing employees and to attract new members to the Management team should the need arise. The purpose of this plan is to incentivize executives through equity ownership and align their interests with those of the Shareholders while providing mid‑term and longer-term incentives tied to overall Company performance. It is among the objectives of this plan that, by having a portion of the executive’s compensation tied to the performance of the Company’s stock, the individual will be rewarded for maximizing long-term shareholder value.
The mid- to long-term outlook of this type of compensation serves as a balance to the short-term rewards of base compensation and the short-term incentive plan. Stock options and restricted stock grants are also intended to encourage an executive to remain with the Company. The amount of options or restricted stock granted reflects the executive’s position in the organization, level of responsibility, impact on the Company’s performance and actual performance in meeting individual performance goals.

Miscellaneous Compensation: In addition to the compensation elements outlined above, the Company also offers a small cash bonus for successful hiring referrals and for referrals to the Company’s investment management division. Under the guidelines applicable to the Company under the CPP program, senior executive officers were not eligible to receive bonus compensation while any of the CPP Shares remained outstanding.

Compensation Policies and Practices and Risk Management

Management does not believe that the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company. Incentive compensation is not tied to individual production volumes or other short-term measures, but is instead focused on a balance of measures which reward enhancing the Company’s long-term viability and performance. The Company has extensive risk monitoring and robust internal controls, and internal and external audit activities provide a deterrent for and a means of detecting such risk behaviors.

Compensation Committee Certification

During 2013, the Compensation Committee met with Senior Risk Officer, Daniel R. Daigneault, to review the Company’s overall compensation program, for all employees as well as for Senior Executive Officers. Meetings were held on January 23, 2013, April 18, 2013 and June 28, 2013. The overall risk of the Bank’s compensation programs was discussed at the April 18, 2013 meeting. After discussion with Mr. Daigneault and a thorough review of the Company’s compensation programs, the Committee concluded that the compensation program for all employees, including Senior Executive Officers, is balanced, aligning employees’ interests with those of

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Shareholders, and is not reasonably likely to have a material adverse effect on the Company, including by incentivizing undue risk-taking.

Use of Compensation Consultants

The Compensation Committee contracted with Pearl Meyer & Partners in 2012 to conduct a comprehensive analysis of total compensation for the Company’s Senior Executive Officers as well as for other selected members of Management. The Bank also a participated in Pearl Meyer’s salary survey for New England banks to determine salary ranges for other levels of employees as detailed above.

Say on Pay

At the 2013 Annual Meeting, Shareholders were asked to approve (on a non-binding basis) the compensation of the Company’s executives. The following table presents the results of the voting:

For	Against	Abstain	Broker Non-Vote
6,218,250	296,787	184,156	2,075,041

The Board of Directors and the Compensation Committee were mindful of this vote as they considered compensation decisions made after the 2013 Annual Meeting and re-examined overall compensation strategies and philosophy.

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Report of the Compensation Committee

February 20, 2014

To the Board of Directors of The First Bancorp, Inc.:

The Compensation Committee of The First Bancorp, Inc. certifies that:

1.
It has reviewed with senior risk officers, the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of The First Bancorp, Inc.

2.	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to The First Bancorp, Inc.

3.
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of The First Bancorp, Inc. to enhance the compensation of any employee.

4.	It has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis disclosures contained in this Proxy Statement.

5.	Based on the review described in (4) above, it recommended to the Company’s Board of Directors that such Compensation Discussion and Analysis disclosures be included in this Proxy Statement.

/s/ Carl S. Poole, Jr.
Carl S. Poole, Jr.

/s/ Mark N. Rosborough
Mark N. Rosborough

/s/ Stuart G. Smith
Stuart G. Smith

/s/ Bruce B. Tindal
Bruce B. Tindal

Certain Relationships and Related Transactions

The Federal Reserve Act permits the Bank to contract for or purchase property from any of its Directors only when such purchase is made in the regular course of business upon terms not less favorable to the Bank than those offered by others unless the purchase has been authorized by a majority of the Board of Directors not interested in the transaction. Similarly, the Federal Reserve Act prohibits loans to Executive Officers of the Bank unless such transactions have been made upon substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with persons not related to the lender, and certain other prescribed conditions have been met.
The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors, Executive Officers and principal Shareholders of the Company and their affiliates. All such transactions have been made upon substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with persons not related to the lender and will meet the established written policies of the Bank. Compliance with lending to Directors, Executive Officers and principal Shareholders of the Company is reviewed periodically by the Company’s internal audit function and the results of such audits are reported to the Audit Committee. In the opinion of Management, such loans have

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not involved more than the normal risk of collectibility nor have they presented other unfavorable features. The total amount of loans outstanding at December 31, 2013 to the Company’s Directors, Executive Officers and their affiliates was $14,884,159, which constituted 1.70% of the Bank’s total loans outstanding at that date.

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Director Compensation

Fees paid by the Bank to its Directors as a group totaled $205,843 in 2013, but no fees are paid to Directors of the Company in their capacities as such. Of the $205,843 paid to the outside Directors, 42.4% of this portion was reinvested in the Company through the Employee Stock Purchase Plan. In addition, $15,720 in compensation was paid for other services, as detailed below, and such fees are on terms no more favorable to the recipient than are generally paid by the Bank for such services to other providers in the area. CEO Daigneault and EVP McKim, who are the only Directors who are also employees of the Company, receive no additional compensation for serving on the Board of Directors of the Company or the Bank. The following table of Director Compensation details compensation paid to Directors in 2013.

Name	Fees Earned or Paid in Cash* ($)	All Other Compensation** ($)	Total ($)
Katherine M. Boyd	24,848	—	24,848
Robert B. Gregory	26,598	—	26,598
Carl S. Poole, Jr.	27,648	—	27,648
Mark N. Rosborough	34,315	—	34,315
Stuart G. Smith	28,286	—	28,286
David B. Soule	35,000	—	35,000
Bruce B. Tindal	29,148	15,720	44,868

*
In 2013, the Chairman of the Board received an annual fee of $35,000. Each of the outside Directors of the Bank, with the exception of the Chairman of the Board, received a Director’s fee in the amount of $800 for each meeting attended, and $500 for each meeting attended of a committee of which the Director is a member. In addition to meeting fees paid for meetings attended, the Chairman of the Audit Committee received a stipend of $8,000. Each of the outside Directors also received a monthly retainer of $1,029, with the exception of the Chairman of the Board.

**
Certain Board members were paid fees for other services, and such fees are on terms no more favorable to the recipient than are generally paid by the Bank for such services to other providers in the area. Mr. Tindal is a licensed real estate broker and the amount listed was real estate commission paid to his firm in connection with the sale of bank-owned properties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s Directors, Executive Officers, and any person holding more than ten percent of the Company’s Common Stock file with the SEC reports of ownership changes, and that such individuals furnish the Company with copies of the reports.
Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2013 the Company’s officers, Directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except for a November 12, 2013 sale for President Daigneault which was not reported to him by the broker handling the sale until November 20, 2013.
.

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PROPOSAL 2 – NON-BINDING VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement. This vote is known as “Say-on-Pay”.

This is a non-binding resolution and accordingly will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Approval of the Company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation policies and procedures are approved. Because this Shareholder vote is advisory, it will not be binding upon the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY”

As required under the Dodd-Frank Act, the Board of Directors is also submitting for shareholder consideration a proposal to determine, on an advisory basis, whether future shareholder advisory votes to approve the compensation paid to the named executive officers should be sought either annually, every two years or every three years. The subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board. However, the Board intends to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits “Say-on-Pay” proposals in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR A FREQUENCY OF “EVERY YEAR” FOR FUTURE SHAREHOLDER “SAY-ON-PAY” VOTES

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PROPOSAL 4: APPOINTMENT OF AUDITORS

Berry Dunn McNeil & Parker, LLC (BerryDunn) has served as independent auditor for the Company and the Bank since 1994. In the opinion of the Board of Directors, the reputation, qualifications and experience of the firm make its reappointment appropriate for 2014. It is the desire of the Board of Directors Audit Committee that the appointment of BerryDunn as independent auditors be ratified by the Shareholders at the Annual Meeting. Representatives from BerryDunn will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

Under the Act, this proposal will be adopted if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Broker non-votes and abstentions will not be included in either total.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 4

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APPENDIX A: Compensation Committee Charter

Purpose
The Compensation Committee (the Committee) of The First Bancorp, Inc. is appointed by the company’s Board of Directors (the Board) to discharge the responsibilities of the Board relating to the compensation of the company’s President/CEO and other executive officers. The Committee has overall responsibility for evaluating and approving all compensation plans, policies and programs that affect the President/CEO and other executive officers and for significant company-wide compensation matters and policies in general.
Membership and Structure
The Committee shall consist solely of independent directors, and at minimum, must have two members appointed by the Board.

1.
Independent directors are defined as those directors who are neither officers nor employees of the Company or its subsidiaries and who are otherwise “independent” under the rules of the Nasdaq Stock Exchange.

2.	Members of the Committee shall serve at the pleasure of the Board and for such terms as the Board may determine.

3.	The Board shall designate one member of the Committee as chairperson.

Meetings
The Committee shall meet at least twice annually and hold such other meetings from time to time as may be called by the chairperson or any two members of the Committee. A majority of the members of the Committee shall constitute a quorum, and shall decide any question brought before any meeting of the Committee. Minutes shall be taken of each meeting, approved by the committee at its next meeting, and retained by the Secretary of the Company as permanent records.
Duties and Responsibilities

1.	President/Chief Executive Officer Compensation

a.
The Committee shall review corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (CEO) and evaluate the CEO’s performance in relationship to those goals and objectives.

b.	The Committee shall recommend and approve CEO base pay along with any short and long-term incentive compensation annually.

i.	Should the CEO be in attendance at this meeting, he/she will need to leave the room during the discussions and voting on his/her compensation.

2.	Senior Executive Officer Compensation

a.	With recommendation and input from the CEO, the Committee will approve the base pay and any long and short term incentive compensation of the Company’s Senior Executive Officers (SEOs).

3.	Long and Short-Term Incentive Compensation

a.	The Committee shall approve the overall concepts and structure of the Company’s long and short-term incentive plans, and any subsequent amendments to these plans.

b.	On an annual basis, the Committee will review and approve the goals and targeted awards for the CEO, SEOs and any other bank officer eligible for long and short-term incentive compensation.

c.	Prior to the awarding of any long or short-term incentive compensation, the Committee will approve the amount of any cash or stock awards being granted.

4.	Severance Agreements

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a.	The Committee will review and approve any severance or similar termination payments proposed to be made to any current or former SEO of the Company.

5.	Regulatory Compliance

a.
In consultation with management, the Committee will oversee regulatory compliance with compensation matters, including overseeing the Company’s policies on structuring compensation program to preserve tax deductibility and, when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

b.	The Committee will prepare an annual Report of the Compensation Committee on Executive Compensation for inclusion in the company’s annual proxy statement in accordance with SEC rules and regulations.

c.	The Committee will review the Compensation Discussion and Analysis (CDA) proposed to be included in the company’s annual report on Form 10-K and in the proxy statement.

6.	Miscellaneous

a.	The Committee will:

i.	Prepare and issue the evaluation required under “Performance Evaluation” below;

ii.	Report to the full Board of Directors on a regular basis, but not less than once a year.

iii.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board relating to the Company’s compensation programs.

Compensation Consultants
The Compensation Committee has the authority to retain or obtain the advice of any compensation consultants, outside legal counsel or other advisors (external advisors) as the Committee deems appropriate. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of such external advisors that it retains, and the Company shall provide appropriate funding and other resources for such advisors. The Committee will approve the external advisors fees and other retention terms, and will have the authority to termination any external advisor. The Committee shall also have the authority to obtain advice and assistance from management as needed.

1.	Hiring of Outside Compensation Consultants

a.
The Committee will assess annually any potential conflicts of interest raised by the work of the external advisors retained by the Committee who are involved in determining or recommending executive compensation.

b.	This assessment will not include any advisor whose role is limited to advising on a broad based plan that is generally available for all employees.

2.	Annual Assessment

a.	As required by Nasdaq Rule 10C-1 the assessment will include the following factors:

i.	Other services provided to the Company by the firm that employs the external advisor;

ii.	Fees paid by the Company to the firm employing the external advisor as a percentage of the firm’s total revenue;

iii.	Ensuring that the firm employing the advisor had policies and procedures in place to prevent a conflict of interest.

iv.	Any business or personal relationships between the external advisor and a member of the Compensation Committee;

v.	Any company stock owned by the external advisor; and,

vi.	Any business or personal relationships between the company’s executive officers and the external advisor.

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Delegation to Subcommittee
The Committee may, at its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee consisting of one or more members. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Committee who are “non employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and in effect from time to time, and “outside directors” for the purpose of Section 162(m) of the Internal Revenue Code as in effect from time to time.
Performance Evaluation
The Committee shall prepare and review with the Board an annual performance evaluation of the Committee, comparing the performance of the Committee with this charter. The performance evaluation shall also include any recommendations for improvements to the Charter deemed necessary by the Committee. The report to the Board may take the form of an oral report to the Board by the committee’s Chair, or another member of the Committee.

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ADDITIONAL INFORMATION

Disclosure of Audit Fees

Audit Fees
The aggregate fees billed for professional services rendered by the principal accountant, Berry Dunn McNeil & Parker, LLC (Berry Dunn), for the audit of the Company’s annual financial statements and review of interim financial statements included in the Company’s Form 10-K, Forms 10-Q and Form S-3 filings for the years ended December 31, 2013 and 2012 were $195,000 and $153,000, respectively.

Audit-Related Fees
None.

Tax Fees
The aggregate fees billed for professional services rendered by BerryDunn for tax compliance, tax advice and tax planning for the years ended December 31, 2013 and 2012 were $16,000 and $14,000, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, review of estimated tax payments, review of compliance with information reporting requirements, sales tax examination and tax planning.

All Other Fees
The aggregate fees billed for services provided by BerryDunn, other than the services reported in the paragraphs above, for the years ended December 31, 2013 and 2012 were $14,000 and $14,000, respectively. The nature of the services comprising the fees disclosed under this category is related to employee benefit plan audits and routine consulting.

None of the services described in each of the paragraphs above were provided under the de minimis exception set forth in Rule 2-01 (c)(7)(i)(C).

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Report of the Audit Committee

February 28, 2014

To the Board of Directors of The First Bancorp, Inc.:

The Audit Committee has reviewed and discussed with Management the Company’s audited financial statements as of and for the year ended December 31, 2013.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board Interim Auditing Standards, “Communication with Audit Committees”, and related interpretations and rules.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ stock market.

The Company’s Audit Committee Charter, as adopted by the Board of Directors, was included in the 2004 Proxy Statement and can be accessed on the Company’s website at www.thefirstbancorp.com.

/s/ Mark N. Rosborough
Mark N. Rosborough, Audit Committee Chairman

/s/ Robert B. Gregory
Robert B. Gregory

/s/ David B. Soule
David B. Soule

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Information About Shareholder Proposals
If you wish to submit proposals to be included in the Company’s 2015 proxy statement for the 2015 Annual Meeting of Shareholders, the Company must receive them by November 16, 2014, pursuant to the proxy solicitation regulations of the SEC. SEC rules contain standards as to which Shareholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC.

•
Under the Company’s Bylaws, if you wish to nominate a Director or bring other business before an annual meeting, you must be a Shareholder of record and have continuously held at least $2,000 in market value of the Company’s Common Stock (as determined by the President) for at least one year as of the date of submittal of such proposal and continue to hold those securities through the date of such annual meeting.

•	Your notice must contain specific information required in the Company’s Bylaws.

Shareholder Communication with the Board
Shareholders and other parties interested in communicating directly with the Non-Management Chairman of the Board or with other Non-Management Directors as a group may do so by writing to: Chairman, The First Bancorp, Inc., Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543. The Board approved a process requiring that all such addressed correspondence be reviewed by the Secretary to the Board. The Board Secretary, upon review of the correspondence, will forward to the Non-Management Chairman all such correspondence that deals with the functions of the Board or committees thereof or that she determines requires the attention of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee Chairman in accordance with procedures established by the Audit Committee with respect to such matters.

Accessing Company Financial Statements and Reports and Online Information
An annual report to Shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all Company Shareholders of record as of the close of business on February 13, 2014 and is enclosed herewith.
Shareholders may obtain without charge a copy of the Company’s
Annual Report to the Securities and Exchange Commission on Form 10-K,
Written requests should be directed to F. Stephen Ward, Treasurer, at P.O. Box 940, Damariscotta, ME 04543. Materials may also be accessed online at http://materials.proxyvote.com/31866P. The First Bancorp, Inc.’s website address is www.thefirstbancorp.com. All press releases, SEC filings and other reports or information issued by the Company are available at this website, as well as the Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, Audit Committee Charter, Nominating/Governance Committee Charter, and Compensation Committee Charter.

Other Matters
The Annual Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of Management.

By Order of the Board of Directors

/s/ Charles A. Wootton
Charles A. Wootton, Clerk
Damariscotta, Maine, March 21, 2014

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